Exhibit 10.23

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is entered into this 2nd day of March 2011 (the “Effective Date”), by and among Manhattan Bancorp (“MB”) and Bank of Manhattan, N.A. (“the Bank”) (collectively referred to as “the Company”) on the one hand, and Shannon Millard (“Employee”) on the other hand, on the terms and conditions set forth herein.

1.                                      Position

Employee shall be the Executive Vice President of MB and Executive Vice President and Chief Credit Officer of the Bank. Employee’s duties under this Agreement shall include all ordinary and reasonable duties customarily performed by an executive vice president of a bank holding company and the Chief Credit Officer of a commercial banking institution in California, in each case subject to the direction of the Chief Executive Officer of MB and the Bank and further subject to the powers by law vested in the Boards of Directors of MB and the Bank.

2.                                      Exclusivity

Employee agrees to devote her full business time and attention to rendering the services as Executive Vice President of MB and Executive Vice President and Chief Credit Officer of the Bank. Employee expressly agrees as a condition to the performance by Company of its obligations herein that, during the term hereof, she will not, directly or indirectly, render any services of an advisory nature or become employed by, or otherwise participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Employee from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, so long as she in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company in advance and in writing.  Nothing contained herein shall preclude substantially passive investments by Employee during the term hereof that may require nominal amounts of her time, energies and interest.  Employee agrees that she shall not engage in conduct which is in contravention of the Company’s conflict of interest policy.

3.                                      Term

Employee’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until December 31, 2013, subject, however, to prior termination of this Agreement as hereinafter provided (“Term”).

4.                                      Compensation

(a)                                 Salary

The Company shall pay Employee a base salary (“Base Salary”) of $215,000 per annum, less appropriate withholdings, taxes and similar deductions, payable in equal installments on those days when the Company normally pays its employees.  Base Salary during the Term may be increased by the Board in its sole discretion.

(b)                                 Bonus

Employee shall be eligible for consideration for an annual bonus.  The amount of bonus compensation, if any, to be paid to Employee shall be determined in the sole discretion of the Board based upon the performance of Employee and the results of the Company’s operations.  Any such bonus compensation shall be paid no later than March 15 of the calendar year following the calendar year in which Employee performs the services for which the bonus is to be paid.

(c)                                  Business Expenses

Employee shall be entitled to reimbursement by the Bank or MB for any ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties in accordance with the Bank’s and MB’s reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank and MB as a business expense and not as deductible compensation to Employee; and Employee furnishes to the Bank and MB adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and MB and not as deductible compensation to Employee.

In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (i) in no event shall any payment under this Section 4(c) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and Employee shall be required to have submitted substantiation for such expenses at least 10 days before the last date for payment, (ii) the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and (iii) Employee’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(d)                                 Benefits

During the term of her employment under this Agreement, Employee shall be entitled to receive the following benefits:

(i)                                     Employee shall be eligible to participate in all employee benefit plans maintained by the Company, including (without limitation) any disability, health, accident and other insurance programs and similar plans or programs, subject to terms and conditions of each plan as then currently in effect.

(ii)                                  Employee is entitled to four (4) weeks of paid vacation per year. Accrual and use of vacation time shall be governed by the Company’s applicable policies and procedures.

(e)                                  Stock Options

Concurrent with the execution of this Agreement, Employee shall be granted options pursuant to the Manhattan Bancorp 2010 Equity Incentive Plan (the “Plan”) to purchase an aggregate often thousand (10,000) shares of the common stock of MB (the “Common Stock”).  Such options shall be granted with an exercise price equal to the greater of the tangible book value per share of the Common Stock and the fair market value of the Common Stock on the date of the grant of such options.  Such options shall vest (subject to any and all vesting terms and conditions as shall be set forth in the grant agreement pertaining to such options) (a) over a period of three years and (b) following achievement of such performance vesting benchmarks to be determined by the Board in its reasonable discretion, in consultation with Employee.

5.                                      Disability and Death

(a)                                 If Employee suffers a physical or psychological condition which renders her incapable of performing the essential functions of her job with or without a reasonable accommodation prior to the termination of this Agreement, then, to the extent permitted by law, the Company shall have the right upon ten days written notice to terminate this Agreement and Employee’s employment hereunder.

(b)                                 Immediately following the date on which the Company terminates Employee’s employment pursuant to Section 5(a) of this Agreement, or earlier if required by law, the Company shall pay to Employee all incurred but unreimbursed business expenses, accrued but unpaid Base Salary, awarded but unpaid bonus, and accrued but unused vacation time, such salary and vacation time to accrue until the last day of the month in which Employee’s last working day occurred.  Thereafter, the Company’s obligations shall terminate.  Employee shall not be eligible to receive any separation pay if terminated pursuant to Section 5(a), but Employee shall continue to be eligible to receive benefits under the disability plans, if any, that the Company maintains as of the date of termination, provided that Employee satisfies the requirements of such plans, if any.

(c)                                  If Employee dies before receipt of the entire amount specified in Section 5(b), then unpaid amounts shall be paid to Employee’s estate.

(d)                                 In the event of Employee’s death during the Term of this Agreement, this Agreement shall terminate immediately without any further action by the Company.  As soon as reasonably practicable after the date of death, the Company shall pay to Employee’s estate all incurred but unreimbursed business expenses, accrued but unpaid Base Salary, awarded but unpaid bonus, and accrued but unused vacation time, with such salary and vacation to accrue until the last day of the month in which Employee’s last working day occurred.  No separation pay shall be paid if termination occurs pursuant to this Section 5(d).

6.                                      Termination for Cause and Without Cause

(a)                                 The Bank or MB may terminate this Agreement at any time by action of its Board for cause (“Cause”).  For purposes of this Agreement, termination for “Cause” shall mean termination because of Employee’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this Agreement, no act, or the failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or MB.  Termination under this Section 6(a) shall not prejudice any remedy that the Bank or MB may have at law, in equity, or under this Agreement.

In the event Employee is terminated for Cause, Employee shall be entitled to receive her Base Salary through the effective date of the termination, any incurred but unreimbursed business expenses, and any accrued but unused vacation time as of the date of termination.  Employee shall not be entitled to any other compensation.  Employee shall not be eligible to receive any separation pay if terminated for Cause.

(b)                                 During the Term, this Agreement may be terminated immediately without Cause and at will by the Company upon written notice, or by resignation by the Employee for Good Reason.  For purposes of this provision, “Good Reason” shall mean (unless agreed to in writing by Employee): (i) the assignment to Employee of title or status substantially lesser than those described in Section 1 hereof, (ii) a material diminution in the authority or responsibilities of Employee, (iii) a material reduction in the Employee’s Base Salary, or (iv) the relocation of Employee’s principal place of employment to any location more than 50 miles from the Company’s headquarters at the Effective Date.

(i)                                     Employee shall be required to provide the Company with written notice detailing with specificity the reasons that Employee believes that she has Good Reason to terminate the Agreement no later than 90 days after the initial existence of such reasons.  Upon receipt by the Company of such notice by Employee, the Company shall have the right to revoke any changes identified by Employee within 30 days of said notification, in which case no Good Reason shall be deemed to exist.

(ii)                                  If Employee’s employment is terminated under this Section without Cause by the Company or for Good Reason by Employee, Employee shall be paid out her Base Salary through the date of termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  In addition, if Employee’s employment is terminated under this Section without Cause by the Company or for Good Reason by Employee at any time after the date which is six months after the Effective Date and Employee executes and does not revoke a waiver and release agreement in a form acceptable to the Company, and any period for revocation expires, all occurring no later than thirty-five (35) days following termination, then Employee shall be paid separation pay equivalent to an additional twelve (12) months of salary based upon the Employee’s then current annual Base Salary (“Separation Pay”).  The Separation Pay, less applicable state and federal withholdings, shall be paid in equal installments during a twelve month period on the Company’s regular payroll dates (commencing with the first payroll date that is more than ten days following termination).

(c)                                  During the Term, this Agreement may be terminated without Good Reason by Employee on (thirty) 30 days notice to the Company (“the Notice Period”).  If this

Agreement is terminated without Good Reason by Employee, Employee shall continue to receive her Base Salary through the effective date of his termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  The Company reserves the right to accelerate Employee’s last day of employment and pay her out for the remainder of the Notice Period on the Company’s regular payroll dates, or to request Employee not to report to work during the Notice Period.  Employee agrees to cooperate fully with the Company with respect to the transition of her duties and responsibilities during the Notice Period.

(d)                                 Unless otherwise agreed, if Employee is terminated for any reason or resigns for any reason, Employee agrees to resign immediately from the Board of Directors and all committees or other positions held with MB and the Bank and any of their respective subsidiaries, if any, effective as of the last date of employment.

(e)                                  The expiration of this Agreement at the end of the Term shall not constitute a termination without Cause or for Good Reason pursuant to this Section.

7.                                      Supervisory Matters

If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or MB’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section l8l8(e)(3) and (g)(1)), the obligations of the Bank and MB under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank and MB may in its discretion:  (i) pay Employee all or part of the compensation withheld while their obligations under this Agreement were suspended; and/or (ii) reinstate (in whole or in part) any of their obligations which were suspended.  If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s or MB’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section l8l8(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee, at the time that the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

8.                                      Golden Parachute Limitation

Notwithstanding any other provision of this Agreement, separation compensation under Section 6 hereof will be reduced as provided below if, and to the extent, necessary to avoid any additional tax or penalty imposed on “excess parachute payments” under the Internal Revenue Code.

If Employee’s severance or other compensation provided by MB and/or the Bank under Section 6 hereof and outside this Agreement would cause any such payment to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code), then the payments under Section 6 hereof will be reduced (pro rata in the case of installment payments) to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section 8, such dispute will be settled in accordance with Section 17 below; and no such disputed payment shall be made until the dispute is settled.

9.                                      Section 409A Limitation

It is the intention of Bank, MB and Employee that the severance and other benefits payable to Employee under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code (“Section 409A”).  Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Bank and MB, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the timing of commencement and completion of severance benefit and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A.  If any payment to be made hereunder is “nonqualified deferred compensation” subject to Section 409A and the timing of such payment is based on termination of Employee’s employment with the Bank and/or MB, then for such purpose “termination of employment” shall mean “separation from service” with the Company as such term is defined for purposes of Section 409A.  Bank, MB and Employee acknowledge and agree that such interpretation could, among other matters, (i) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (ii) modify the completion date of severance and/or other benefit payments.  The Bank, MB and Employee further acknowledge and agree that if, in the judgment of the Bank and MB, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank, MB and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary and possible for it to comply (with the most limited possible economic effect on the Bank, MB and Employee) with Section 409A.

Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charges under Section 409A of the Internal Revenue Code, if any of the Company’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by the Company for purposes of Section 409A(a)(2)(B) of the Internal Revenue Code, Employee agrees that any non-qualified deferred compensation payments due to her under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum at the beginning of the seventh (7th) month following Employee’s termination of employment.

10.                               Regulatory Provisions

Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Employee be in excess of that considered by the FDIC or the Office of the Comptroller of the Currency to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance.  Any payments made to Employee, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

11.                               Ownership of Confidential Proprietary Information

All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Company, and all other files, books and records and other materials owned by the Company or used by it in connection with the conduct of its business, whether prepared by Employee or otherwise coming into her possession, shall be the exclusive property of the Company regardless of who actually prepared the original material, book or record.  All such books and records and other materials, and any copies thereof, shall be immediately returned to the Company by Employee on any termination of her employment.

12.                               Trade Secrets

During the Term, Employee will have access to and become acquainted with what Employee and the Company acknowledge are trade secrets, including the names of customers and clients of the Company, their financial condition and financial needs, financial information regarding the Company and other information relating to the Company’s products, services and methods of doing business.  Employee agrees not to disclose any of the Company’s trade secrets, directly or indirectly, or use them in any way, either during the term of employment (except as required in the course of employment with the Bank) or after the termination of this Agreement.  Employee will not, for eighteen months following the termination of Employee’s employment with the Bank, solicit for employment elsewhere individuals who are active, full-time employees of the Bank.

13.                               Indemnification

To the maximum extent permitted by and consistent with Section 317 of the California Corporations Code (“Section 317”), the Articles of Incorporation and the Bylaws of the Company, and applicable federal law and regulations, including 12 U.S.C. Section 1828(k), the Company shall indemnify Employee for expenses, judgments, fines, settlements and other amounts actually incurred by Employee in connection with any proceeding to which Employee is a party by reason of the fact that Employee is or was an agent of the Company (as defined in Section 317) if the proceeding arose from acts or omissions in the course and scope of Employee’s employment other than proven willful misconduct or acts not covered by any indemnification agreement between the Company and Employee.  The Company shall advance on behalf of Employee all costs, including attorneys’ fees, as necessary with respect to any such proceeding.  In the event any applicable law shall require the issuance of an undertaking by Employee, such shall be acceptable without bond, collateral or any other security being given by Employee in connection therewith.  This provision shall survive the termination of this Agreement for any reason.

14.                               Assignment and Modification

Except as required by the surviving entity in a change of control, this Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.  Any modification of this Agreement shall be made in a writing executed by both parties.

15.                               Further Assurance

From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

16.                               Notices

All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

To Bank:	President & CEO
Bank of Manhattan, N.A.
2141 Rosecrans Avenue, Suite 1160
El Segundo, CA 90245

To MB:	President & CEO
Manhattan Bancorp
2141 Rosecrans Avenue, Suite 1160
El Segundo, CA 90245

To Employee:	Shannon Millard
2121 No Beverly Drive
Beverly Hills, CA 90210

or such other party and/or address as any of such parties may designate in a written notice served upon the other parties in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the second day next succeeding the date of mailing if sent by certified or registered mail.

17.                               Arbitration

Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Employee’s employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in Los Angeles, California in accordance with, and under the auspices of the employment rules of JAMS or other mutually agreeable alternative dispute resolution service.  A copy of the employment rules of JAMS are attached hereto as Exhibit A.  The laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California shall govern.  Without limiting the foregoing, the potential claims covered by this Agreement include, but are not limited to, claims for wages, bonuses or other compensation due; claims for breach of any contract or covenant (express or implied) under which Employee believes she would be entitled to compensation or benefits; claims for wrongful termination in violation of public policy, tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and applicable wage orders, the California Family Rights Act, the Federal Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Consolidated Omnibus budget Reconciliation Act of 1985, and the Employee Retirement Income Security Act; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other govemmental law, statute, regulation or ordinance.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Employee, on the one hand, and the Bank and MB collectively, on the other hand, shall each bear her or their own costs and attorneys’ fees incurred in conducting the arbitration; provided, however, that the Bank and MB shall bear the fees and administrative costs charged by the arbitrator and JAMS (or other alternative dispute resolution service selected). Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL.

18.                               Successors

This Agreement shall be binding upon, and shall inure to the benefit of, the successors of the parties.

19.                               Entire Agreement

This Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement and shall be deemed superseded and canceled.

20.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of California.

21.                               Executed Counterparts

This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

22.                               Section Headings

The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of tilts Agreement or any section hereof.

23.                               Calendar Days/Close of Business

Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, and references to “days” shall refer to calendar days.

24.                               Severability

In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

DATED:	3/18/2011	EMPLOYEE

/s/ Shannon Millard
SHANNON MILLARD

DATED:	3/18/2011	Bank of Manhattan, N.A.

		By:	/s/ Terry L. Robinson
		Name:	Terry L. Robinson
		Its:	President and Chief Executive Officer

DATED:	3/18/2011	Manhattan Bancorp

		By:	/s/ Terry L. Robinson
		Name:	Terry L. Robinson
		Its:	President and Chief Executive Officer